Filed Pursuant to Rule 424(b)(3)

File Number 333-131108

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement No. 3 dated December 24, 2008

to Prospectus declared

effective on June 9, 2006

as supplemented by

Prospectus Supplement No. 1

dated June 13, 2006

and Prospectus Supplement No. 2

dated August 15, 2006

(Registration No. 333-131108)

ANSWERS CORPORATION

This Prospectus Supplement No. 3 supplements our Prospectus dated June 9, 2006, as supplemented by Prospectus Supplement No. 1 dated June 13, 2006 and by Prospectus Supplement No. 2 dated August 15, 2006.  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus Supplement No. 3 together with the Prospectus and Prospectus Supplements No. 1 and No. 2.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby updated to reflect the transfer of 45,131 shares of common stock issuable upon exercise of warrants from Omicron Master Trust to Warrant Strategies Fund, LLC.

In place of:

			After the Offering
Selling Stockholder	Beneficial Ownership Prior to the Offering	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class

Omicron Master Trust	45,131	45,131	—	—

The following shall appear within the Selling Stockholders table:

				After the Offering
Selling Stockholder	Beneficial Ownership Prior to the Offering	Shares That May be Offered and Sold Hereby		Number of Shares	Percent of Class

Warrant Strategies Fund, LLC	45,131	45,131	(18a)	—	—

18(a) Represents shares of common stock issuable upon exercise of Reload Warrants held by Warrant Strategies Fund, LLC. Sean Molloy exercises voting and dispositive power over the shares beneficially owned by Warrant Strategies Fund, LLC, which is a Delaware limited liability company. Sean Molloy disclaims beneficial ownership of such shares.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ANSW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 24, 2008.